Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

PURSUANT TO SECTION 10 OF PART III, DIVISION 2, OF THE

ASSOCIATIONS LAW OF THE REPUBLIC OF THE MARSHALL ISLANDS

(LIMITED PARTNERSHIP ACT)

Pursuant to the provisions of the Marshall Islands Limited Partnership Act, the undersigned desires to form a limited partnership and certifies the following:

1.	The name of the limited partnership is VTTI Energy Partners LP (the “Limited Partnership”).

2.	The registered address of the Limited Partnership in the Marshall Islands is: Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960. The name of the Limited Partnership’s registered agent in the Marshall Islands upon whom process may be served at such address is: The Trust Company of the Marshall Islands, Inc.

3.	The name and the business, residence or mailing address of the sole general partner is:

Name:	VTTI Energy Partners GP LLC
Address:	25-27 Buckingham Palace Road
London, SW1W 0PP, United Kingdom

4.	The name and title of the person authorized to sign this Certificate of Limited Partnership for the general partner is:

Rubel Yilmaz

Authorized Person

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership on this 11th day of April, 2014, and the undersigned hereby affirms and acknowledges, under penalty of perjury, that this Certificate of Limited Partnership is the act and deed of VTTI Energy Partners GP LLC and that the facts stated herein are true.

VTTI Energy Partners GP LLC

By:	/s/ Rubel Yilmaz
Rubel Yilmaz
Authorized Person 11/04/2014